Exhibit 99.1


                      [CARDINAL FINANCIAL CORPORATION LOGO]


NEWS RELEASE

FOR IMMEDIATE RELEASE             Contact: Bernard H. Clineburg, President & CEO
October 1, 2001                            (703) 279-5050
                                           Janet A. Valentine, SVP & CFO
                                           (703) 279-5090



The Board of Directors of Cardinal Financial Corporation today announced the resignation of their founding President and CEO, Burwell Gunn. Mr. Gunn who has been with the organization for four years will be leaving the company after a short transition period.

Mr. Gunn was quoted, "I am proud of all our accomplishments and leave the company in good hands and with all of the trends positive. I look forward to my next challenge."

The Board of Directors of Cardinal simultaneously announced its election of Bernard H. Clineburg to the position of Vice Chairman of the Board, President and Chief Executive Officer. Mr. Clineburg, a thirty-year local bank executive, is the former Chairman, President & CEO of United Bank (formally George Mason Bankshares). Mr. Clineburg built George Mason Bank from $160 million to $1 billion in assets prior to its being acquired by United.

Mr. Clineburg stated, "I look forward to continuing to build on the foundation all ready in place at Cardinal. My compliments to Burwell Gunn and the Board of Directors for providing this solid platform for future growth."

Cardinal Financial Corporation is a holding company with an investment subsidiary and four banks located in three Northern Virginia counties with seven locations and an asset base at June 30, 2001 of $ 246 million.

This report contains forward-looking statements, which can be identified by the use of forward-looking terminology such as 'may', 'will', 'expect', 'anticipate', 'estimate', or 'continue', or the negative thereof or other comparable terminology. The Company cautions readers that certain important factors, including, among others, problems with terminology utilized by the Company as described above, in some cases have affected, and in the future could affect, the Company's actual results.